Exhibit 99.1


                     [COLONIAL PROPERTIES TRUST LETTERHEAD]


FOR IMMEDIATE RELEASE

                           COLONIAL PROPERTIES TRUST
                                REVISES GUIDANCE

BIRMINGHAM, Ala., June 02, 2003-- Colonial Properties Trust (NYSE: CLP) (the "Company") announced today that its earnings guidance is being revised due to the recent issuance of 2.11 million shares of common equity. Without any additional acquisitions during the year, the Company is revising its guidance range for earnings per share and funds from operations per share as follows:

                                                             Range
    Fully Diluted Earnings Per Share                  $1.45......... $1.59
    Plus: Real Estate Depreciation & Amortization      2.54.........  2.54
    Less: Gain on Sale of Assets                      (0.42).........(0.42)
                                                    ------------------------
    Fully Diluted Funds from Operations per Share     $3.57......... $3.71

"The current market conditions provided an opportunity for the Company to issue common equity," stated Thomas H. Lowder, chairman and chief executive officer. "With the offering, we are continuing to strengthen the balance sheet and provide the Company with available capital to invest in future accretive opportunities."

Colonial Properties Trust is a diversified REIT that, through its subsidiaries, owns a portfolio of multifamily, office and retail properties where you live, work and shop in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. Colonial Properties Trust performs development, acquisition, management, leasing and brokerage services for its portfolio and properties owned by third parties. Colonial Properties Trust is one of the largest diversified REITs in the United States with a total market capitalization of $2.8 billion. The cornerstone of Colonial Properties' success is its live, work and shop diversified investment strategy. The Company operates 14,380 apartment units, 5.2 million square feet of office space and 15.3 million square feet of retail shopping space. Additional information on Colonial Properties Trust is available on the Internet at www.colonialprop.com. The Company, headquartered in Birmingham, Ala., is listed on the New York Stock Exchange under the symbol "CLP" and is included in the S&P SmallCap 600 Index.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: changes in the global political environment; national and local economic conditions; the competitive environment in which the Company operates; financing risks; property management risks; acquisition, disposition, development and joint venture risks, including risks that developments and redevelopments are not completed on time or on budget and strategies, actions and performance of affiliates that the Company may not control; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Business-Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, which discuss these and other factors that could adversely affect the Company's results.

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Contact:   Sandra Lee Robertson, Senior Vice President - Finance, 205.250.8788